Exhibit 99.1

CONTACT:

Dee Ann Johnson

Chief Financial Officer and Treasurer

(412) 456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

August 1, 2014

Ampco-Pittsburgh Announces Second Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and six months ended June 30, 2014 of $69,949,000 and $132,862,000, respectively, against $69,938,000 and $139,562,000 for the comparable prior year periods. Net income for the three months ended June 30, 2014 and 2013 was $1,121,000 or $0.11 per share and $1,106,000 or $0.11 per share, respectively, and for the six months ended June 30, 2014 and 2013 was $1,199,000 or $0.12 per share and $1,232,000 or $0.12 per share, respectively. Income from operations approximated $2,018,000 and $2,795,000 for the three and six months ended June 30, 2014, respectively, against $2,391,000 and $4,102,000 for the same periods in 2013.

For the Forged and Cast Rolls segment, operating income for the quarter and year-to-date periods ended June 30, 2014 was less than the comparable prior year periods due to weak margins and a lower volume of shipments. Pricing pressures from international roll suppliers remain fierce since demand continues to be sluggish as global steel and aluminum customers work below capacity. For the Air and Liquid Processing group, earnings for the three and six months ended June 30, 2014 were higher than the same periods of the prior year primarily due to improved product mix and cost containment.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Sales	$69,949,000	$69,938,000	$132,862,000	$139,562,000

Income from operations	2,018,000	2,391,000	2,795,000	4,102,000
Other (expense) income – net	(88,000)	(460,000)	30,000	(1,104,000)

Income before income taxes	1,930,000	1,931,000	2,825,000	2,998,000
Income tax expense	(575,000)	(581,000)	(951,000)	(901,000)
Equity loss in Chinese joint venture	(234,000)	(244,000)	(675,000)	(865,000)

Net income	$1,121,000	$1,106,000	$1,199,000	$1,232,000

Earnings per common share:
Basic	$0.11	$0.11	$0.12	$0.12

Diluted	$0.11	$0.11	$0.12	$0.12

Weighted-average number of common shares outstanding:
Basic	10,395,154	10,356,797	10,384,178	10,351,473

Diluted	10,448,249	10,406,686	10,436,285	10,402,772